CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
YIELD10 BIOSCIENCE, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
YIELD10 BIOSCIENCE, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
1.    The name of the corporation (hereinafter called the “Corporation”) is Yield10 Bioscience, Inc.
2.    The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 1, 1998. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 15, 2006 and thereafter Certificates of Designation were filed on July 8, 2009 and August 22, 2014 with the Secretary of State of the State of Delaware and Certificates of Amendment were filed on October 30, 2014 and May 26, 2015 with the Secretary of State of the State of Delaware and a Certificate of Designation was filed on September 11, 2015 with the Secretary of State of the State of Delaware. Certificates of Amendment were filed on January 6, 2017 and May 25, 2017 with the Secretary of State of the State of Delaware. A Certificate of Designation was filed on December 19, 2017 with the Secretary of State of the State of Delaware. A Certificate of Amendment was filed on December 27, 2017 with the Secretary of State of the State of Delaware.
3.    The first paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby deleted and replaced in its entirety with:
“The total number of shares of capital stock which the Corporation shall have authority to issue is sixty-five million (65,000,000) shares, of which (i) sixty million (60,000,000) shares shall be a class designated as common stock, par value $.01 per share (the “Common Stock”), and (ii) four million nine hundred ninety-six thousand thirteen (4,996,013) shares shall be a class designated as undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock”), and (iii) three thousand nine hundred eighty-seven (3,987) shares shall be a class designated as Series A convertible preferred stock, par value $.01 per share.
4.    The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment, and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.
5.    This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.
6.    This Certificate of Amendment shall take effect on May 23, 2018.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its duly authorized President and Chief Executive Officer this 25th day of May, 2017.

YIELD10 BIOSCIENCE, INC.

By:	/s/ Oliver P. Peoples
Oliver P. Peoples
President & Chief Executive Officer